UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Consent Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CAPITAL GOLD CORPORATION

(Name of Registrant as Specified in Its Charter)

TIMMINS GOLD CORP.

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CAPITAL GOLD CORPORATION

CONSENT STATEMENT

OF

TIMMINS GOLD CORP.

This Consent Statement and the enclosed BLUE consent card are being furnished by Timmins Gold Corp., a British Columbia corporation (“Timmins” or “we”), in connection with its solicitation of written consents from you, the holders of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Capital Gold Corporation, a Delaware corporation (“CGC”). A solicitation of written consents is a process that allows a company’s stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders. Timmins is soliciting written consents from the holders of shares of Common Stock to take the following actions (each, as more fully described in this Consent Statement, a “Proposal” and together, the “Proposals”), in the following order, without a stockholders’ meeting, as authorized by Delaware law:

1.	Repeal any provision of CGC’s by-laws in effect at the time this proposal becomes effective that were not included in the amended and restated by-laws, dated as of September 1, 2009, which were filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2009 on Form 8-K (the “By-law Restoration Proposal”);

2.	Remove (i) each member of the board of directors of CGC (the “Board” or “CGC Board”) at the time this proposal becomes effective and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of the Election Proposal (as defined below) (the “Removal Proposal”); and

3.	Elect each of Glen Ariel Huber, Lawrence R. Litowitz, James P. McGlone, Stephen John Meehan and Russell Tanz (each, a “Nominee” and collectively, the “Nominees”) to serve as a director of CGC (or, if any such Nominee is unable or unwilling to serve as a director of CGC, any other person designated as a Nominee by the remaining Nominee or Nominees) (the “Election Proposal”).

This Consent Statement and the enclosed BLUE consent card are first being sent or given to the stockholders of CGC on or about March 8, 2011.

On September 1, 2010, Timmins made a non-binding proposal to the CGC Board for a merger of equals between Timmins and CGC. On September 3, 2010, Timmins revised its proposal by increasing the consideration from 2.02 to 2.27 common shares, without par value, of Timmins (the “Timmins Shares”) for each share of Common Stock (the “Timmins Merger Proposal”). Thereafter, Timmins tried to contact CGC on several occasions in order to discuss a potential acquisition of CGC by Timmins. On September 27, 2010, Timmins publicly announced that it had made the Timmins Merger Proposal. On October 1, 2010, CGC announced that its board of directors entered into an Agreement and Plan of Merger, dated as of October 1, 2010, as amended on October 29, 2010, among CGC, Gammon Gold Inc. (“Gammon”) and Capital Gold AcquireCo (as the same may be amended, the “Gammon Agreement”).

Timmins continued to seek to negotiate a friendly merger with CGC, and sent a letter to the CGC Board on October 12, 2010, stating that Timmins wished to acquire all shares of Common Stock in exchange for 2.27 Timmins Shares per share of Common Stock. Timmins also indicated that it was willing to enter into a merger agreement with CGC on significantly more favorable terms to CGC than contained in the Gammon Agreement. On October 14, 2010, CGC rejected Timmins’ proposal, stating that it was not a superior proposal. After allowing the CGC Board time to reflect on the Timmins Merger Proposal, Timmins reaffirmed its commitment to the Timmins Merger Proposal in a letter to the CGC Board on December 2, 2010. In addition to Timmins’ offer of 2.27 Timmins Shares for each share of Common Stock, Timmins also offered to reduce the termination fee to

i

1% of the equity value of the transaction compared to approximately 3.6% in the Gammon Agreement, eliminate the five-day matching rights, eliminate the $2 million unilateral termination right afforded Gammon and to delete a number of other closing conditions that affect the certainty of closing the Gammon Transaction. However, CGC again rejected Timmins’ request to consider a friendly merger with Timmins. In January 2011, CGC invited Timmins to discuss a potential transaction and requested that Timmins provide due diligence materials to CGC. Timmins provided the due diligence materials, but on February 1, 2011, CGC again rejected Timmins’ proposal and publicly announced that it had discontinued negotiations with Timmins.

As a result, on February 10, 2011, Timmins announced an offer for stockholders of CGC to exchange their shares of Common Stock directly for Timmins Shares, with each stockholder receiving 2.27 Timmins Shares for each share of Common Stock tendered for exchange (the “Exchange Offer”), and filed a registration statement on Form F-4 to facilitate the Exchange Offer (the “Form F-4”). The Exchange Offer does not restrict Timmins from entering into a merger agreement with CGC on the terms of the Timmins Merger Proposal or otherwise, and Timmins remains committed to the Timmins Merger Proposal. The Exchange Offer has not yet commenced. The Exchange Offer will commence when we first mail the prospectus/offer to exchange and a related letter of transmittal to CGC stockholders.

We are sending you this Consent Statement and accompanying BLUE consent card to give you a voice with respect to our Merger Proposal. The Proposals for which we are soliciting consents are designed to attempt to expedite the consideration of the Merger Proposal. Support of the Proposals by holders of at least a majority of the then outstanding Common Stock will send a strong signal to the CGC Board to constructively engage with Timmins regarding the Merger Proposal and, should the newly elected directors deem it appropriate in the exercise of their fiduciary duties, approve and recommend to the CGC stockholders a business combination with Timmins, and take any other appropriate actions necessary to facilitate its consummation.

Pursuant to CGC’s by-laws, Timmins provided written notice to the secretary of CGC on February 14, 2011 requesting that the CGC Board fix a record date for determining stockholders entitled to give their written consent in connection with this consent solicitation. On February 24, 2011, CGC notified Timmins that the CGC Board had fixed March 7, 2011 (the “Record Date”) as the record date for the determination of CGC’s stockholders who are entitled to execute, withhold or revoke consents relating to this consent solicitation.

The effectiveness of each of the Proposals requires the affirmative consent of the holders of record of a majority of the Common Stock outstanding as of the close of business on the Record Date. Each Proposal will be effective without further action when we deliver to CGC such requisite number of consents. Neither the By-law Restoration Proposal nor the Removal Proposal is subject to, or is conditioned upon, the effectiveness of the other Proposals. The Election Proposal is conditioned in part upon the effectiveness of the Removal Proposal. If none of the then existing members of (or appointees to) the CGC Board are removed in the Removal Proposal, and there are no vacancies to fill, none of the Nominees can be elected pursuant to the Election Proposal.

In addition, none of the Proposals will be effective unless the delivery of the written consents complies with Section 228(c) of the Delaware General Corporation Law (“DGCL”). For the Proposals to be effective, properly completed and unrevoked written consents must be delivered to CGC within 60 days of the earliest dated written consent delivered to CGC. Timmins has not received any consents as of the date of this consent solicitation statement. If Timmins receives consents dated as early as the date of this consent solicitation statement, Timmins will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date no later than May 6, 2011. Nevertheless, we intend to set March 30, 2011 as the goal for submission of written consents. Effectively, this means that you have until March 30, 2011 to consent to the Proposals. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT. Timmins reserves the right to submit to CGC consents at any time within 60 days of the earliest dated written consent delivered to CGC. See “Consent Procedures” for additional information regarding such procedures.

This solicitation is being made by Timmins and not by or on behalf of the CGC Board.

YOUR CONSENT IS IMPORTANT.

Timmins urges you to consent to the By-law Restoration Proposal, the Removal Proposal and the Election Proposal by following the instructions on the BLUE consent card.

We urge you not to revoke your consent by signing any consent revocation card sent to you by CGC or otherwise, and to revoke any consent revocation you may have already submitted to CGC. To revoke an earlier revocation, simply consent to the Proposals by following the instructions on the BLUE consent card.

Even if you are planning to tender your shares of Common Stock in our Exchange Offer when it commences, because the record date in connection with this consent solicitation is March 7, 2011, we urge you to consent to the By-law Restoration Proposal, the Removal Proposal and the Election Proposal by following the instructions on the BLUE consent card.

According to CGC’s public filings, the Common Stock constitutes the only class of outstanding voting securities of CGC, and according to Amendment No. 4 the Registration Statement on Form F-4 filed by Gammon with the SEC on February 15, 2011 (the “Gammon F-4”), as of February 1, 2011 there were 61,338,136 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Consent Statement is neither a request for the tender of, nor an offer with respect to, shares of Common Stock and does not convey record or beneficial ownership of shares of Common Stock to Timmins. We are not incorporating the Form F-4 or any other documents herein by reference.

IMPORTANT

PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please submit your consent to us today by following the instructions on the enclosed BLUE consent card to vote via the Internet, or by signing, dating and returning the enclosed BLUE consent card in the postage-paid envelope provided.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed BLUE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed BLUE consent card. Timmins urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Timmins c/o Innisfree M&A Incorporated (“Innisfree” or “Innisfree M&A Incorporated”) at 501 Madison Avenue, 20th Floor, New York, New York 10022 so that Timmins will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, AND FAILURES TO CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

If you have any questions about executing or delivering your BLUE consent card or require assistance, please contact:

Banks and Brokerage Firms Please Call Collect: 212-750-5833

All Others Please Call Toll Free: 877-800-5182

FORWARD-LOOKING STATEMENTS

Timmins urges you to read the entire Consent Statement carefully. Certain statements and other information included in this Consent Statement constitute forward-looking statements. All statements in this Consent Statement, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to production, exploration drilling, exploitation activities and events or future operations following consummation of the proposed acquisition of CGC. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Timmins’ control, which could cause actual results to differ materially from such forward-looking statements. Forward-looking statements are generally identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when, and if, a project is actually developed.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, CGC’s failure to accept Timmins’ proposal to enter into a definitive agreement to effect the transaction, Timmins Shares issued in connection with the proposed acquisition may have a market value that is lower than expected, the businesses of Timmins and CGC, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and costs savings from the Timmins/CGC transaction may not be fully realized or not realized within the expected time frame, the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, market prices, exploitation and exploration successes, cost of gold and silver production including changes in or the availability of supplies and consumables, the recovery of gold and silver from the leach pads, the continued availability of capital and financing, and general economic, market or business conditions.

Timmins disclaims any intention or obligation to update or revise any forward-looking statements in this Consent Statement as a result of new information or future events, except as may be required under applicable laws.

These forward-looking statements are based on certain assumptions and analyses made by Timmins in light of its experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Expected future developments are based, in part, upon assumptions respecting Timmins’ ability to successfully integrate the businesses of Timmins and CGC, or any other recent acquisitions.

All of the forward-looking statements contained herein are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although Timmins believes these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include, but are not limited to, CGC’s acceptance of Timmins’ proposal and the entering into of a definitive agreement to effect the proposed transaction, closing the proposed transaction, the market value of Timmins Shares issued in connection with the proposed acquisition, Timmins’ ability to successfully integrate within expected time frames and costs, and realize the expected combination benefits and synergies and costs savings from, the combination of the businesses of Timmins and CGC, or any other recent business acquisitions, and our ability to maintain relationships with customers, employees and suppliers during the course of the proposed transaction.

QUESTIONS AND ANSWERS ABOUT THIS WRITTEN CONSENT SOLICITATION

Who is making the solicitation?

The solicitation is being made by Timmins and certain other participants.

Timmins is a British Columbia corporation with its principal executive offices located at 609 Granville Street, Suite 520, Vancouver, British Columbia, Canada V7Y 1G5.

Please see the section titled “OTHER INFORMATION — Participants in the Solicitation and Solicitation of Written Consents” for additional information regarding Timmins.

For information regarding directors, officers and employees of Timmins who may assist in the solicitation of written consents, please see the section titled “OTHER INFORMATION — Participants in the Solicitation and Solicitation of Written Consents” and Annex B of this Consent Statement.

Who is paying for the solicitation?

Timmins will pay all costs of the solicitation of BLUE consent cards and will not seek reimbursement of those costs from CGC.

What are we asking you to consent to?

Timmins is asking you to consent to three corporate actions: (1) the By-law Restoration Proposal, (2) the Removal Proposal and (3) the Election Proposal.

Timmins is asking you to consent to the Removal Proposal and the Election Proposal to remove CGC’s current directors and any appointees to the CGC Board prior to the effectiveness of the Removal Proposal, and to replace them with the Nominees. In addition, in order to ensure that your consent to elect the Nominees will not be modified or diminished by actions taken by the incumbent CGC Board prior to the election of such Nominees, Timmins is asking you to consent to the By-law Restoration Proposal.

Please see the sections titled “PROPOSAL 1 — THE BY-LAW RESTORATION PROPOSAL,” “PROPOSAL 2 — THE REMOVAL PROPOSAL” and “PROPOSAL 3 — THE ELECTION PROPOSAL” for the full text of, and a more complete description of, the Proposals.

Who are the Nominees that Timmins is proposing to elect to the CGC Board?

Timmins is asking you to elect each of Glen Ariel Huber, Lawrence R. Litowitz, James P. McGlone, Stephen John Meehan and Russell Tanz to serve as a director of CGC. Except as otherwise disclosed in this Consent Statement, the Nominees are independent persons not affiliated with Timmins or CGC. They are highly qualified and experienced members of the business community who are committed to act in the best interests of CGC and its stockholders.

The only commitment each of the Nominees has given to Timmins, and the only commitment Timmins has sought from the Nominees, is that he or she will, if elected, serve as a director, act in the best interests of CGC and its stockholders and exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the CGC Board.

For information regarding the Nominees, please see the section titled “THE NOMINEES” and Annex A of this Consent Statement.

Why are we soliciting your consent?

Timmins and CGC had discussions regarding a combination in August and September of 2010, and Timmins continued to seek to engage with CGC’s board of directors to negotiate a friendly merger of Timmins and CGC. Despite repeated attempts and proposals, CGC rejected our proposals. Then, on October 1, 2010, CGC entered into the Gammon Agreement, pursuant to which CGC would become a wholly-owned subsidiary of Gammon. Timmins subsequently attempted to engage with CGC in October and December 2010 but was rejected by CGC each time. In January 2011, CGC invited Timmins to discuss a potential transaction and requested that Timmins provide due diligence materials to CGC. Timmins provided the due diligence materials, but CGC again rejected Timmins’ proposal and publicly announced that it had discontinued negotiations with Timmins. It has therefore become imperative to act now to ensure that CGC stockholders have an opportunity to consider Timmins’ proposal prior to CGC consummating the proposed merger with Gammon. As a result, on February 10, 2011, we announced the Exchange Offer and filed the Form F-4 to facilitate the Exchange Offer. The Exchange Offer does not restrict Timmins from entering into a merger agreement with CGC on the terms of the Merger Proposal or otherwise, and Timmins remains committed to the Merger Proposal.

We are sending you this Consent Statement and accompanying BLUE consent card to give you a voice with respect to our Merger Proposal. The Proposals for which we are soliciting consents are designed to attempt to expedite the consideration of the Merger Proposal. Support of the Proposals by holders of at least a majority of the then outstanding Common Stock will send a strong signal to the CGC Board to constructively engage with Timmins regarding the Merger Proposal and, should the newly elected directors deem it appropriate in the exercise of their fiduciary duties, approve and recommend to the CGC stockholders a business combination with Timmins, and take any other appropriate actions necessary to facilitate its consummation.

Specifically, Timmins is soliciting your consent in favor of the adoption of the Removal Proposal and the Election Proposal because Timmins believes CGC stockholders will be best served by independent Nominees that are committed to looking out for the best interests of all CGC stockholders.

In addition, we are also soliciting your consent in favor of the adoption of the By-law Restoration Proposal to prevent the incumbent CGC Board from tying the hands of the newly-elected directors through changes to the CGC by-laws not filed with the SEC on or before September 3, 2009 (the day the amended and restated by-laws of CGC were filed with the SEC).

Your consent for the By-law Restoration Proposal, the Removal Proposal and/or the Election Proposal does not obligate you to approve the Merger Proposal or otherwise consent to a transaction between CGC and Timmins.

Who can consent to the Proposals?

If you are a record owner of shares of Common Stock as of the close of business on March 7, 2011, you have the right to consent to the Proposals.

With respect to any shares of Common Stock of which you are the beneficial owner as of March 7, 2011, but which are registered in the name of a bank, broker firm, dealer, trust company or other nominee, you have the right to direct such bank, broker firm, dealer, trust company or other nominee to consent or withhold consent to the Proposals. Please see the section titled “VOTING SECURITIES” for details regarding how to instruct your bank, broker firm, dealer, trust company or other nominee to consent to the Proposals.

When is the deadline for submitting consents?

In order for the Proposals to be adopted, Timmins must receive written consents signed by the holders of record of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date within 60 days of the date of the earliest dated consent delivered to CGC. Timmins has not received any consents as of the date of this consent solicitation statement. If Timmins receives consents dated as early as the date of this consent solicitation statement, Timmins will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date no later than May 6, 2011. Nevertheless, we intend to set March 30, 2011 as the goal for submission of written consents. Effectively, this means that you have until March 30, 2011 to consent to the Proposals. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT. Timmins reserves the right to submit to CGC consents at any time within 60 days of the earliest dated written consent delivered to CGC. See “CONSENT PROCEDURES” for additional information regarding such procedures.

How many consents must be granted in favor of each of the Proposals?

Each of the By-law Restoration Proposal, the Removal Proposal and the election of each Nominee to replace the removed members of (and appointees to) the CGC Board will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date, provided that such consents are delivered to CGC within 60 days of the earliest dated written consent delivered to CGC. According to the Gammon F-4, as of February 1, 2011 there were 61,338,136 shares of Common Stock outstanding.

Assuming that the number of outstanding shares of Common Stock is 61,338,136, the consent of stockholders holding at least 30,669,069 shares of Common Stock would be necessary to effect each of the By-law Restoration Proposal, the Removal Proposal and the election of each Nominee to the CGC Board.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, FAILURES TO CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

Even if you are planning to tender your shares of Common Stock in our Exchange Offer, when it commences, because the record date in connection with this consent solicitation is March 7, 2011, we urge you to consent to the By-law Restoration Proposal, the Removal Proposal and the Election Proposal by following the instructions on the BLUE consent card.

What should you do to consent?

If your shares of Common Stock are registered in your own name, please submit your consent to us via the Internet, or by signing, dating and returning the enclosed BLUE consent card in the postage-paid envelope provided. Submitting your consent by Internet authorizes your consent in the same manner as if you had signed, dated and returned a consent card.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed BLUE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed BLUE consent card. Timmins urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Timmins c/o Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, New York 10022 so that Timmins will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Whom should you call if you have questions about the solicitation?

Please call our consent solicitor, Innisfree M&A Incorporated, toll free at 877-800-5182. Banks and brokers may call collect at 212-750-5833. You may obtain a free copy of this consent solicitation statement by directing such requests to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, U.S.A. at 877-800-5182 (toll free for stockholders) or 212-750-5833 (collect for banks and brokers).

IMPORTANT

Timmins urges you to express your consent on the BLUE consent card TODAY to:

•	the Removal Proposal and the Election Proposal to remove and replace the incumbent CGC Board (including pending appointees) with the Nominees; and

•	the By-law Restoration Proposal to ensure that the incumbent CGC Board does not limit the effect of your consent to the removal of the incumbent Board and the election of the Nominees.

A consent to remove each member of the CGC Board and any other person or persons appointed to the CGC Board to fill any vacancy or any newly-created directorships prior to the effectiveness of the Removal Proposal and to elect the Nominees will enable you — as the owners of CGC — to send a message that you are in favor of pursuing a transaction between CGC and Timmins.

PROPOSAL 1 — THE BY-LAW RESTORATION PROPOSAL

Timmins is asking you to consent to the adoption of the By-law Restoration Proposal to prevent the incumbent CGC Board from tying the hands of the newly-elected directors through changes to the CGC by-laws not filed with the SEC on or before September 3, 2009 (the day the amended and restated by-laws of CGC were filed with the SEC).

The following is the text of the By-law Restoration Proposal:

“RESOLVED, that any provision of the by-laws of Capital Gold Corporation as of the effectiveness of this resolution that were not included in the amended and restated by-laws, dated as of September 1, 2009, filed with the Securities and Exchange Commission on September 3, 2009 on Form 8-K, be and are hereby repealed.”

Timmins believes that any change to the CGC by-laws adopted after September 1, 2009 could serve to limit the ability of the Nominees to pursue the best interests of CGC and its stockholders. If the incumbent CGC Board does not effect any change to the version of the by-laws publicly available in filings by CGC with the SEC on or before September 3, 2009, the By-law Restoration Proposal will have no effect. However, if the incumbent CGC Board has made changes since that time, the By-law Restoration Proposal, if adopted, will restore the CGC by-laws to the version that was publicly available in filings by CGC with the SEC on September 3, 2009, without considering the nature of any changes the incumbent CGC Board may have adopted. As a result, the By-law Restoration Proposal could have the effect of repealing by-law amendments which one or more stockholders of CGC may consider to be beneficial to them or to CGC. However, the By-law Restoration Proposal will not preclude the newly-elected CGC Board from reconsidering any repealed by-law changes following the consent solicitation. Timmins is not currently aware of any specific by-law provisions that would be repealed by the adoption of the By-law Restoration Proposal.

TIMMINS URGES YOU TO CONSENT TO THE BY-LAW RESTORATION PROPOSAL.

PROPOSAL 2 — THE REMOVAL PROPOSAL

Timmins is asking you to consent to the Removal Proposal to remove all members of the CGC Board and any other person or persons appointed to the CGC Board to fill any vacancy or any newly-created directorships (which, for the avoidance of doubt, excludes persons elected pursuant to this consent solicitation). The following is the text of the Removal Proposal:

“RESOLVED, that (i) each member of the board of directors of Capital Gold Corporation at the time this resolution becomes effective, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of Proposal 3 (Election Proposal), be and hereby is removed.”

CGC held its 2009 annual meeting of stockholders on January 19, 2010. On July 7, 2010, CGC announced that John Brownlie had resigned as a member of the CGC Board; on August 2, 2010, CGC announced the appointment of Scott Hazlitt and Colin Sutherland to the CGC Board; and on August 30, 2010, CGC announced the appointment of Dr. Gary C. Huber to the CGC Board. According to publicly available information, as of November 23, 2010, the CGC Board is comprised of five (5) directors, such members being Stephen M. Cooper, Colin Sutherland, John W. Cutler, Gary C. Huber and J. Scott Hazlitt.

Timmins and CGC had discussions regarding a combination in August and September of 2010, and Timmins continued to seek to engage with CGC’s board of directors to negotiate a friendly merger of Timmins and CGC. Despite repeated attempts and proposals, CGC rejected our proposals. Then, on October 1, 2010, CGC entered into the Gammon Agreement, pursuant to which CGC would become a wholly-owned subsidiary of Gammon. Timmins subsequently attempted to engage with CGC in October and December 2010 but was rejected by CGC each time. In January 2011, CGC invited Timmins to discuss a potential transaction and requested that

Timmins provide due diligence materials to CGC. Timmins provided the due diligence materials, but CGC again rejected Timmins’ proposal and publicly announced that it had discontinued negotiations with Timmins. It has therefore become imperative to ensure that CGC stockholders have an opportunity to consider Timmins’ proposal prior to CGC consummating the proposed merger with Gammon. As a result, on February 10, 2011, we filed the Form F-4 to facilitate the Exchange Offer. The Exchange Offer does not restrict Timmins from entering into a merger agreement with CGC on the terms of the Merger Proposal or otherwise, and Timmins remains committed to the Merger Proposal. Removing all of the directors of CGC is necessary to expedite CGC’s consideration of the Timmins Merger Proposal. Further, Timmins believes CGC stockholders will be best served by electing a new slate of independent directors who are committed to serving the best interests of all CGC stockholders and who will review and consider the Gammon offer, the Timmins Merger Proposal and any other transaction with a fresh perspective. In order to elect independent nominees to the CGC Board, CGC’s stockholders must first remove each of the current members of the CGC board.

CGC has not opted out of Section 203 of the DGCL and, therefore, approval of the CGC Board is required in connection with the Exchange Offer. In general, Section 203 prevents an “Interested Stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “Business Combination” (which term includes mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an Interested Stockholder. The Exchange Offer is subject to the condition that the board of directors of CGC shall have approved the Exchange Offer and the Timmins Merger Proposal pursuant to the requirements of Section 203 of the DGCL, or Timmins shall have concluded, in its reasonable judgment, that Section 203 does not apply to or otherwise restrict the Offer, the Timmins Merger Proposal or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of CGC Shares pursuant to the Exchange Offer, CGC’s board of directors (x) shall have unconditionally approved the Exchange Offer and the Timmins Merger Proposal or (y) shall have approved each of Timmins and its subsidiaries as an Interested Stockholder or (2) there are validly tendered and not withdrawn prior to the expiration date of the Exchange Offer a number of CGC Shares that, together with the CGC Shares then owned by Timmins, would represent at least 85% of the CGC Shares outstanding on the date of the Form F-4 (excluding CGC Shares owned by certain employee stock plans and persons who are directors and also officers of CGC). Removing all of the directors of CGC will allow the election of independent nominees to CGC’s Board who will give proper consideration to approving the Exchange Offer and the Timmins Merger Proposal pursuant to the requirements of Section 203 of the DGCL.

Under Delaware law, directors not serving on a classified board may be removed from office by the stockholders without cause. In December 2009, CGC proposed to further amend its amended and restated by-laws to provide for the classification of the CGC Board into three classes of directors with staggered three-year terms. However, CGC stockholders rejected the proposed amendment, as reported in CGC’s quarterly report on Form 10-Q for the six months ended January 31, 2010, filed with the SEC on March 12, 2010. Timmins therefore believes that the CGC Board is not classified under Delaware law and that, accordingly, all five (5) of CGC’s current directors may be removed without cause by the holders of a majority of the shares then entitled to vote or consent.

The Removal Proposal contemplates removing all of the current members of the CGC Board. If successful, CGC would not have the benefit of the knowledge and expertise of its existing board of directors. However we note that John W. Cutler has only served as a director of CGC since September 2009, Stephen M. Cooper has only served as a director of CGC since October 2009 and Colin Sutherland, Gary C. Huber and J. Scott Hazlitt have only served as directors since August 2010. Based on Timmins’ review of CGC’s public filings as well as the Gammon F-4, Timmins is unable to determine whether the Removal Proposal would cause accelerated payments under any existing compensation arrangements between such directors and CGC and/or the vesting of any unvested stock options and unvested restricted stock grants issued to such directors.

TIMMINS URGES YOU TO CONSENT TO THE REMOVAL PROPOSAL.

PROPOSAL 3 — THE ELECTION PROPOSAL

Timmins is asking you to consent to elect, without a stockholders’ meeting, each of the following individuals to serve as a director of CGC:

Name	Age
Glen Ariel Huber	44
Lawrence R. Litowitz	59
James P. McGlone	56
Stephen John Meehan	46
Russell Tanz	51

Each of the Nominees has agreed to be named in this Consent Statement and to serve as a director of CGC, if elected. If elected, each Nominee will hold office until his or her successor is elected and qualified at CGC’s 2010 annual meeting or until his or her earlier death, resignation, retirement, disqualification or removal.

For information on the Nominees, please see the section titled “THE NOMINEES” and Annex A of this Consent Statement.

TIMMINS URGES YOU TO CONSENT TO THE ELECTION OF ALL NOMINEES.

NUMBER OF CONSENTS REQUIRED FOR THE PROPOSALS

Each of the By-law Restoration Proposal, the Removal Proposal and the election of each Nominee will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date, provided that such consents are delivered to CGC within 60 days of the earliest dated written consent delivered to CGC. According to the Gammon F-4, as of February 1, 2011 there were 61,338,136 shares of Common Stock outstanding.

Assuming that the number of outstanding shares of Common Stock is 61,338,136, the consent of stockholders holding at least 30,669,069 shares of Common Stock would be necessary to effect each of the By-law Restoration Proposal, the Removal Proposal and the election of each Nominee to the CGC Board. IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, FAILURES TO CONSENT AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT. Even if you are planning to tender your shares of Common Stock in our Exchange Offer, because the record date in connection with this consent solicitation is March 7, 2011, we urge you to consent to the By-law Restoration Proposal, the Removal Proposal and the Election Proposal by following the instructions on the BLUE consent card. “Broker non-votes” occur when a bank, broker or other nominee holder has not received instructions with respect to a particular matter, including the Proposals, and therefore does not have discretionary power to vote on that matter. As a result, we urge you to contact your broker, banker or other nominee TODAY if any shares of Common Stock you own are held in the name of a broker, banker or other nominee and you have not provided to them instructions to promptly consent to the By-law Restoration Proposal, the Removal Proposal and the Election Proposal. Please follow the instructions to consent provided on the enclosed BLUE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included on the enclosed BLUE consent card.

Neither the By-law Restoration Proposal nor the Removal Proposal is subject to, or is conditioned upon, the effectiveness of the other Proposals. The Election Proposal is conditioned in part upon the effectiveness of the Removal Proposal. If none of the then existing members of (or appointees to) the CGC Board are removed in the Removal Proposal, and there are no vacancies to fill, none of the Nominees can be elected pursuant to the Election Proposal.

THE NOMINEES

Each Nominee has made only one commitment to Timmins: he or she will, if elected, serve as a director and will act in the best interests of CGC and its stockholders and will exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the CGC Board.

Timmins believes the Nominees are independent in accordance with the definition of “independent” used by CGC for determining if a majority of the CGC Board is independent in compliance with Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE Amex and the Toronto Stock Exchange (“TSX”). In addition, Timmins believes the Nominees are “independent” in accordance with the applicable definition of “independent” used by CGC for determining if a member of the corporate governance committee, the compensation committee and the audit committee of the CGC Board is independent in compliance with Rule 10A-3 under the Exchange Act and the listing standards of the NYSE Amex and the TSX.

Each of the Nominees has furnished the following information regarding his or her principal occupations and certain other matters. None of the corporations or other organizations in which any Nominee carried on his or her principal occupations or employment during the past five years is a subsidiary or other affiliate of CGC.

Glen Ariel Huber. Mr. Huber has served as the president of Brett Management Inc., a financial advisory firm, since February 2008. Between September 2007 and January 2008, Mr. Huber was self-employed as a financial advisor. From January 2007 to September 2007, Mr. Huber served as the Chief Financial Officer of Pure Med Spa, which operated a North American chain of retail medical spas. From July 2002 to January 2007, Mr. Huber served as the Chief Financial Officer and Chief Operating Officer of OutdoorPartner Media, an alternative out-of-home media firm he co-founded operating in the United States. OutdoorPartner Media Corporation is a Canadian public company. Mr. Huber is currently a Director of the corporation and a member of its audit committee. Mr. Huber holds a Bachelor of Arts degree from the University of Toronto, and is designated as a Chartered Accountant by the Institute of Chartered Accountants of Ontario and a Chartered Insolvency and Restructuring Professional by the Canadian Association of Insolvency and Restructuring Professionals.

Lawrence R. Litowitz. Mr. Litowitz has been a partner of Tatum LLC, a company which provides CFO and financial consulting services, since March 2000. In such capacity, Mr. Litowitz served as the Chief Financial Officer of Birks & Mayors Inc., a NYSE Amex listed company, Mayors Jewellers, Inc., a NYSE Amex listed company, DHB Industries Inc. and Silverstar Holdings, Ltd, a Nasdaq CM listed company. Mr. Litowitz has 35 years of experience including senior positions with venture capitalists, venture companies, growth-stage companies and public companies, and has a background in all aspects of finance and accounting, including SEC accounting rules and practices. Mr. Litowitz holds a Bachelor of Science degree in Accounting from Brooklyn College and a Master of Business Administration Degree from New York University.

James P. McGlone. Mr. McGlone has served as the Chief Financial Officer of Arius3D Corp., a TSX Venture Exchange listed company since February 2010 and as Chief Financial Officer of Arius3D’s predecessor since he co-founded the company in 1998. Since January 2005, Mr. McGlone has also served as a director of PointStream Inc., a digital imaging company. Mr. McGlone was previously the Chief Financial Officer of a Canadian investment bank and the Chief Financial Officer and a director of a Canadian publicly traded merchant bank. Mr. McGlone holds a Bachelor of Science in Mathematics from the University of British Columbia as well as a Licentiate in Accounting from the University of British Columbia. Mr. McGlone holds the designation of Chartered Accountant from the Canadian Institute of Chartered Accountants.

Stephen John Meehan. Mr. Meehan served as the Chief Executive Officer of Investment Planning Counsel Inc. (“IPC”) between 1996, when he co-founded IPC, and December 31, 2010. IPC is a full-service, financial planning and asset management firm with over $14 billion in assets under administration and $2.5 billion of assets under management and over 1,000 financial planners across Canada. IPC was listed on the TSX Venture Exchange from 1998 until 2004 and is now a subsidiary of IGM Financial, a TSX listed company and a member of the Power Financial group of companies.

Russell Tanz. Mr. Tanz has served as director and president of Russell Tanz Management Inc., a corporation that invests in, develops and manages commercial real estate in Ontario, Canada since 1997. Mr. Tanz has over 25 years of experience in the real estate industry. Through his private holding company and while in various executive positions that he held with a number of public companies, Mr. Tanz has been involved in the development and management of over 5,000,000 square feet of real estate and $1 billion in assets. From 1990 to 1997, Mr. Tanz held various executive positions with Revenue Properties Company Limited, a TSX listed company, including President and Chief Executive Officer and served as a director of Revenue Properties from 1987 to 1997. Mr. Tanz also served as a director of Pan Pacific Retail Properties Inc., a New York Stock Exchange listed company, between 1994 and 1997. Mr. Tanz currently is a member of the board of directors for the Centre of Research in Neurogenerative Diseases (Toronto) as well as various committees of United Way and local hospitals.

Compensation of CGC Directors

If elected to the CGC Board, the Nominees will not receive any form of compensation or indemnification from Timmins for their service as directors of CGC. They will, however, receive whatever compensation for directors the CGC Board has established unless and until the CGC Board determines to change such compensation. The following discussion summarizes CGC’s compensation of directors based solely on amendment no. 1 to CGC’s annual report on Form 10-K/A, filed with the SEC on November 23, 2010.

During the fiscal year ended July 31, 2009, CGC’s independent directors each received a fee of $2,000 per month. On August 18, 2010, CGC raised the amount of fees paid to its independent directors from $2,000 per month to $5,000 per month effective August 1, 2010. Non-independent directors each received $1,000 per month. Directors are also reimbursed for their accountable expenses incurred in attending meetings and conducting their duties. Non-employee directors may also be granted options to purchase shares of Common Stock under CGC’s 2006 Equity Incentive Plan (the “Plan”). The Plan authorizes the grant of non-qualified and incentive stock options, stock appreciation rights and restricted stock awards (each, an “Award”). The Plan is administered by the CGC Board, which has delegated the administration to its Compensation Committee. The Plan provides for Awards to be made to employees, directors, consultants and affiliates of CGC that the CGC Board may select.

Other than as described herein, Timmins is not aware of any arrangements pursuant to which non-employee directors of CGC were to be compensated for services as directors during CGC’s last fiscal year.

Except as otherwise set forth herein, since August 1, 2009, to Timmins’ knowledge none of the Nominees nor any of their “associates” (as defined in Rule 14a-1(a) promulgated by the SEC under the Exchange Act) has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans or other compensation from, or in respect of services rendered on behalf of, CGC, or is subject to any arrangement described in Item 402 of Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended.

Arrangement between Timmins and the Nominees

Pursuant to a nomination agreement with each of the Nominees (each, a “Nomination Agreement”), Timmins has agreed to pay each Nominee C$30,000 in consideration of his or her agreement to become a nominee of Timmins for election as an independent director of CGC and to be named in any of the written consent materials of Timmins in connection with the solicitation in favor of the Nominees’ election to the CGC Board, to reimburse each Nominee for his or her reasonable expenses incurred in the performance of his or her responsibilities as a nominee and to pay the reasonable legal fees and expenses of a single independent legal counsel selected collectively by and acting for the Nominees as nominees. Timmins has also agreed, subject to certain conditions set forth in the Nomination Agreement, to indemnify, defend and hold harmless each Nominee from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including reasonable fees and disbursements of counsel and costs of investigation) to which such Nominee may become subject or which such Nominee may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), arising out of or based upon his or her being a nominee for election to the CGC Board. Pursuant to the Nomination Agreement, each Nominee also has agreed to serve as a director and to act in the best interests of CGC and its stockholders and to exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the CGC Board. Other than the Nomination Agreement, there is no arrangement or understanding between any Nominee and any other person or persons, including Timmins, pursuant to which any Nominee was selected as a nominee for election to the CGC Board. A form Nomination Agreement is included in Annex C of this Consent Statement.

Additional Information Concerning the Nominees

The Nominees have furnished additional miscellaneous information required by the SEC rules and applicable law, which information is located in Annex A of this Consent Statement.

TIMMINS IS ASKING YOU TO CONSENT TO THE ELECTION OF ALL NOMINEES.

We believe that they are highly qualified and experienced members of the business community whose only commitment to Timmins is that they will, if elected, act in the best interests of CGC and its stockholders and exercise their independent judgment in accordance with their fiduciary duties in all matters that come before the CGC Board. Support of the Proposals by holders of at least a majority of the then outstanding Common Stock will send a strong signal to the CGC Board to constructively engage with Timmins regarding the Merger Proposal and, should the newly elected directors deem it appropriate in the exercise of their fiduciary duties, approve and recommend to the CGC stockholders a business combination with Timmins, and take any other appropriate actions necessary to facilitate its consummation.

We do not believe the election of the Nominees to the CGC Board will preclude their consideration of any competing bids or proposals for the acquisition of CGC.

VOTING SECURITIES

According to CGC’s public filings, the shares of Common Stock constitute the only class of outstanding voting securities of CGC, and according to the Gammon F-4, as of February 1, 2011 there were 61,338,136 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote, and only record holders of shares of Common Stock are entitled to execute consents. CGC’s stockholders do not have cumulative voting rights.

PROCEDURAL INSTRUCTIONS

The By-law Restoration Proposal. You may consent to the By-law Restoration Proposal by marking the box “CONSENT” on the enclosed BLUE consent card. You may also withhold your consent to the By-law Restoration Proposal by marking the proper box on the consent card. You may abstain from consenting to the By-law Restoration Proposal by marking the proper box on the consent card. If the BLUE consent card is signed and dated, but no direction is given with respect to the By-law Restoration Proposal, you will be deemed to consent to the By-law Restoration Proposal.

TIMMINS URGES YOU TO CONSENT TO THE BY-LAW RESTORATION PROPOSAL.

The Removal Proposal. You may consent to the Removal Proposal by marking the box “CONSENT” on the enclosed BLUE consent card. You may also withhold your consent for the Removal Proposal by marking the proper box on the enclosed consent card. If the BLUE consent card is signed and dated, but no direction is given with respect to the Removal Proposal, you will be deemed to consent to the Removal Proposal.

TIMMINS URGES YOU TO CONSENT TO THE REMOVAL PROPOSAL.

The Election Proposal. You may consent to the election of all the Nominees by marking the “CONSENT” box on the enclosed BLUE consent card. You may also withhold your consent for the entire slate of Nominees by marking the proper box on the enclosed BLUE consent card. You may also withhold your consent from any one or more of the Nominees by marking the box “CONSENT” and writing the designated number of any Nominee from which you wish to withhold your consent in the space provided on the BLUE consent card. If the BLUE consent card is signed and dated, but no direction is given with respect to the election of Nominees, you will be deemed to consent to the election of all Nominees.

TIMMINS URGES YOU TO CONSENT TO THE ELECTION OF ALL NOMINEES.

Although Timmins has no reason to believe that any of the Nominees will be unable or unwilling to serve as directors, if any vacancy in the slate nominated by Timmins occurs because any of the Nominees is not available for election, the persons named on the BLUE consent card may designate such other nominee or nominees as they desire to be elected to the CGC Board.

Revocation of Written Consents. An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. Revocations may only be made by the record holder that granted such consent. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to Timmins, in care of Innisfree M&A Incorporated, or to the principal executive offices of CGC. Although a revocation is effective if delivered to CGC, Timmins requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Timmins in care of Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, New York 10022, so that Timmins will be aware of all revocations and can more accurately determine if and when sufficient unrevoked consents to the actions described in this Consent Statement have been received.

YOUR CONSENT IS IMPORTANT.

Your CONSENT to the By-law Restoration Proposal, the Removal Proposal and/or election of all the Nominees to the CGC Board will send a strong message that you wish the CGC Board to pursue a transaction between CGC and Timmins.

CONSENT PROCEDURES

Section 228 of the DGCL provides that, absent a contrary provision in a Delaware corporation’s certificate of incorporation, any action that is required or permitted to be taken at a meeting of the corporation’s stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consents are properly delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. CGC’s Amended Certificate of Incorporation does not contain any such contrary provision.

Pursuant to CGC’s by-laws, Timmins provided written notice to the secretary of CGC on February 14, 2011 requesting that the CGC Board fix a record date for determining stockholders entitled to give their written consent in connection with this consent solicitation. On February 24, 2011, CGC notified Timmins that the CGC Board had fixed March 7, 2011 as the record date for the determination of CGC’s stockholders who are entitled to execute, withhold or revoke consents relating to this consent solicitation.

For the Proposals to be effective, properly completed and unrevoked written consents must be delivered to CGC within 60 days of the earliest dated written consent delivered to CGC. Timmins has not received any consents as of the date of this consent solicitation statement. If Timmins receives consents dated as early as the date of this consent solicitation statement, Timmins will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date no later than May 6, 2011. Nevertheless, we intend to set March 30, 2011 as the goal for submission of written consents. Effectively, this means that you have until March 30, 2011 to consent to the Proposals. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT. Timmins reserves the right to submit to CGC consents at any time within 60 days of the earliest dated written consent delivered to CGC.

If the Proposals become effective as a result of this consent solicitation by less than unanimous written consent, prompt notice of the Proposals will be given under Section 228(e) of the DGCL to stockholders who have not executed written consents. In addition, stockholders will be notified as promptly as possible by press release of the results of the solicitation.

APPRAISAL RIGHTS

CGC’s stockholders are not entitled to appraisal rights under Delaware law in connection with the Proposals or this Consent Statement.

AGREEMENTS WITH CGC STOCKHOLDERS

On October 1, 2010, Timmins and Baker Steel Capital Managers LLP (“Baker Steel”) entered into a lock-up agreement (the “Baker Steel Agreement”), pursuant to which Timmins agreed to commence an offer (the “Offer”) to purchase all of the issued and outstanding CGC Shares subject to, among other things, CGC agreeing to the terms of such Offer (which condition may be waived by Timmins in its sole discretion) and, if the Offer was commenced, Baker Steel agreed, among other things, to tender its 2,592,828 CGC Shares (the “Baker Steel Shares”) to the Offer. Baker Steel also agreed that if Timmins and CGC entered into a business combination, Baker Steel would deposit valid proxies representing all of the Baker Steel Shares voting in favor of such transaction. Baker Steel further agreed that, except with the prior written consent of Timmins, neither it nor any person or entity on its behalf will withdraw or take any action to withdraw any of the Baker Steel Shares deposited under the Offer, notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless the Baker Steel Agreement is terminated in accordance with its terms prior to the taking up of the Baker Steel Shares under the Offer. Pursuant to the Baker Steel Agreement, Timmins also agreed that it will not decrease the exchange ratio specified in the Exchange Offer (the “Exchange Ratio”). No consideration was paid in connection with the Baker Steel Agreement.

Pursuant to the Baker Steel Agreement, Baker Steel agreed that during the period commencing October 1, 2010 and continuing until the earlier of (i) the termination of the Baker Steel Agreement pursuant to its terms, and (ii) Timmins having taken up and paid for the CGC Shares under the Offer, Baker Steel would not (a) grant an option on, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Baker Steel Shares, or any right or interest in the Baker Steel Shares or (b) trade in the CGC Shares or any securities convertible or exchangeable into CGC Shares. Any additional CGC Shares acquired by Baker Steel after the Offer is publicly disclosed are subject to the Baker Steel Agreement.

Baker Steel may terminate the Baker Steel Agreement and withdraw its CGC Shares or proxies deposited under the Offer solely in order to tender or deposit the Baker Steel Shares to a bona fide offer for the CGC Shares offering a consideration per CGC Share which is, in Baker Steel’s unfettered opinion, greater than that in the Offer, subject to Timmins’ right to match such other Offer. The Baker Steel Agreement may be terminated by Baker Steel at any time without written notice to Timmins. The Baker Steel Agreement may be terminated by Timmins by written notice if: (a) Baker Steel has not complied with its covenants to Timmins contained in the Baker Steel Agreement; (b) any of the representations and warranties of Baker Steel contained in the Baker Steel Agreement is untrue or inaccurate in any respect; or (c) any term or condition of the Offer is not satisfied or waived by Timmins at the expiry time of the Offer and Timmins has not elected to waive such condition. The Baker Steel Agreement does not require Baker Steel to vote against the Gammon Agreement nor does it require Baker Steel to consent to the Proposals in this Consent Statement.

On January 4, 2011, Timmins entered into support agreements (each, a “Support Agreement”) with Sprott Asset Management LP (“Sprott”) and RBC Global Asset Management (“RBC” and, together with Sprott, the “Supporting Parties”). Pursuant to its Support Agreement, Sprott agreed to tender, or cause to be tendered, 7,458,916 CGC Shares managed by Sprott (the “Sprott Shares”) pursuant to the terms of the Exchange Offer and not to withdraw, or cause to be withdrawn, such Sprott Shares. Pursuant to its Support Agreement, RBC agreed to tender, or cause to be tendered, 2,371,750 CGC Shares managed by RBC (the “RBC Shares” and, together with the Sprott Shares, the “Supporting Shares”) pursuant to the terms of the Exchange Offer and not to withdraw, or cause to be withdrawn, such RBC Shares. The Sprott Shares constitute approximately 12.2% and the RBC Shares constitute approximately 3.9% of the total CGC Shares issued and outstanding, respectively (such percentages calculated by reference to the 61,338,136 CGC Shares outstanding as of February 1, 2011 according to the Gammon F-4). Each Supporting Party also granted a proxy to Timmins to vote, at any meeting of CGC stockholders and in any action by written consent by CGC stockholders, all of its Supporting Shares: (i) in favor of a resolution by written consent to remove the existing directors of CGC and replace such directors with individuals nominated by Timmins; (ii) against the adoption of the Gammon Agreement or the transactions contemplated thereby; and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Exchange Offer or rejection of the Gammon Agreement, which are considered and voted upon by the stockholders of CGC, whether at a meeting thereof or by written consent. Thus, the respective Support Agreements require the Supporting Parties to vote against the Gammon Agreement and to consent to the Proposals in this Consent Statement. The proxy granted by Sprott was rescinded by Timmins effective January 4, 2011. No consideration was paid in connection with the Support Agreements.

Pursuant to the respective Support Agreements, each Supporting Party agreed not to, among other things, directly or indirectly (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber its Supporting Shares or otherwise agree to do any of the foregoing; (ii) deposit its Supporting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Support Agreements; (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of its Supporting Shares; or (iv) take any action that would make any of such Supporting Party’s representations or warranties in its respective Support Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Party from performing its obligations thereunder.

Each Support Agreement permits the applicable Supporting Party to withdraw its Supporting Shares deposited under the Exchange Offer and to tender or deposit such Supporting Shares to a bona fide offer for the CGC Shares by a third party offering consideration per CGC Share which the Supporting Stockholder, in its sole discretion, determines to be greater than the consideration offered under the Exchange Offer, as such may have been amended. The Support Agreements further provide that the obligations of the Supporting Parties thereunder shall automatically terminate upon the earliest of (i) the termination or expiry of the Exchange Offer (after giving effect to any extension thereof), (ii) the Exchange Offer being modified in a manner contrary to the terms of the applicable Support Agreement, (iii) at any time if Timmins has not complied in any material respect with its covenants in the applicable Support Agreement or its representations or warranties in the applicable Support Agreement are untrue or inaccurate in any material respect and (iv) at any time if the terms of the Exchange Offer require the Supporting Stockholder to accept, as consideration for their Supporting Shares, shares which are other than fully-paid, non-assessable and not subject to any pre-emptive rights. The Support Agreements expire on May 30, 2011.

Pursuant to the Support Agreements, Timmins agreed that it will not decrease the Exchange Ratio, subject to any pro rata adjustment for a stock split or share consolidation. The Support Agreements nevertheless allow Timmins to terminate the Exchange Offer at any time or allow the Exchange Offer to expire prior to the satisfaction of all of the conditions to the Exchange Offer. Notwithstanding such provision, under applicable law, Timmins may only terminate the Exchange Offer upon the expiration of the Exchange Offer or on the basis of the inability to satisfy a condition to the Exchange Offer.

NOTICE OF INTERNET AVAILABILITY

Important Notice Regarding the Availability of Materials for the Consent Solicitation.

This consent solicitation statement is available at www.timminsgold.com.

OTHER INFORMATION

Participants in the Solicitation and Solicitation of Written Consents

Timmins is a British Columbia corporation with its principal executive offices located at 609 Granville Street, Suite 520, Vancouver, British Columbia, Canada V7Y 1G5.

Timmins is a junior resource company engaged in the acquisition, exploration and development and operation of gold properties in Mexico. Timmins was founded in 2005 and it commenced commercial production on April 1, 2010 at the San Francisco Mine in Sonora, Mexico.

Except as otherwise disclosed in this Consent Statement, since July 31, 2009, there has not been and there is no currently proposed transaction or series of transactions, in which CGC was or is to be a participant and the amount involved exceeds $120,000, and in which Timmins or any associate of Timmins had or will have any direct or indirect material interest.

Except as otherwise disclosed in this Consent Statement, Timmins and CGC do not have any ongoing contractual or other arrangements, and no associate of Timmins owns beneficially, either directly or indirectly, any securities of CGC. Sprott Asset Management LP (“Sprott”) owns approximately 14.3% of the outstanding Timmins Shares as of December 31, 2010 and, according to the Schedule 13G/A filed by Sprott with the SEC on January 24, 2011, Sprott owns approximately 12.4% of the outstanding shares of Common Stock. Sprott Asset Management LP is a large asset manager with passive holdings in significant number of issuers.

Except as otherwise disclosed in this Consent Statement, Timmins does not have a substantial interest, either direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to this Consent Statement.

Except as set forth in this Consent Statement, Timmins: (i) does not own any class of securities of CGC of record that it does not own beneficially; (ii) does not own beneficially, either directly or indirectly, any class of securities of CGC or of any subsidiary of CGC; (iii) has not purchased or sold any securities of CGC within the past two years; and (iv) is not or was not within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of CGC, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of written consents.

As of the date of this Consent Statement, Timmins owns of record and beneficially 1,000 shares of Common Stock which it purchased on January 31, 2011. Within the past two years, Timmins has not sold any shares of Common Stock.

Solicitation of BLUE consent cards by or on behalf of Timmins and other participants in this solicitation may be conducted by mail, facsimile, courier services, telephone, the Internet, e-mail, newspapers, advertisements and other publications of general distribution and in person. Timmins may, from time to time, request that certain of its senior management employees assist with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. Information regarding directors, officers and employees of Timmins who may assist in the solicitation is included in Annex B of this Consent Statement.

Timmins has retained Innisfree M&A Incorporated for consulting, analytic and information agent, proxy solicitation and consent solicitation services. In connection with this consent solicitation and a proxy solicitation in opposition to the Gammon Agreement, Timmins has agreed to pay Innisfree a fee of $125,000. Timmins will also pay Innisfree a success fee of $50,000 upon the execution of a merger agreement between Timmins and CGC. Timmins has agreed to pay, advance funds for or reimburse Innisfree for its reasonable expenses and fees, and has also agreed, subject to certain terms and conditions, to indemnify Innisfree against all claims, liabilities, losses, damages and expenses arising out or relating to the rendering of such services by Innisfree or related services requested by Timmins. It is anticipated that approximately 75 people will be employed by Innisfree in connection with the solicitation of written consents for the Proposals.

Timmins may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding, at Timmins’ request, all materials related to the consent solicitation to the beneficial owners of shares of Common Stock they hold of record.

Timmins will pay all costs of the solicitation of BLUE consent cards and will not seek reimbursement of those costs from CGC. Timmins estimates the total amount to be spent in furtherance of or in connection with the solicitation of security holders of CGC to be approximately $0.6 million. Timmins’ aggregate expenditures to date in furtherance of or in connection with the solicitation of security holders of CGC are less than $0.4 million.

Neither Timmins nor any associate of Timmins has any arrangement or understanding with any person with respect to any future employment by CGC or its affiliates, or with respect to any future transactions to which CGC or its affiliates will or may be a party.

Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting

According to the Gammon F-4, if the merger with Gammon is completed, CGC will not reschedule or hold its 2010 annual meeting of stockholders, and there will be no annual meeting of stockholders in 2011 or thereafter. However, if the merger with Gammon is not completed, proposals intended to be presented at the 2010 annual meeting of stockholders must have been received by the corporate secretary of CGC at its principal executive offices no later than August 17, 2010 for inclusion in CGC’s proxy statement and form of proxy relating to the 2010 annual meeting, and must satisfy certain other requirements specified in CGC’s by laws. If CGC does not hold its 2010 annual meeting of stockholders between December 31, 2010 and February 28, 2011, then the deadline will be a reasonable time prior to the time CGC begins to print and mail its proxy materials.

Security Ownership of Certain Beneficial Owners and Management of CGC

Information regarding security ownership of certain beneficial owners and management of CGC is included in Annex D of this Consent Statement.

OUR EXCHANGE OFFER DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT IS THE SUBJECT OF A REGISTRATION STATEMENT ON FORM F-4 (WHICH CONTAINS THE OFFER TO EXCHANGE) FILED WITH THE SEC ON FEBRUARY 10, 2011. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS REGISTRATION STATEMENT, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO IF AND WHEN THEY BECOME AVAILABLE BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY TIMMINS WITH THE SEC AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, U.S.A., AT 877-800-5182 (TOLL FREE FOR STOCKHOLDERS) OR 212-750-5833 (COLLECT FOR BANKS AND BROKERS).

ANNEX A

MISCELLANEOUS INFORMATION CONCERNING THE NOMINEES

The name, age and business address of each Nominee is as follows:

Nominee	Age	Business Address
Glen Ariel Huber	44	484 Douglas Avenue, Toronto, Ontario, Canada M5M 1H5
Lawrence R. Litowitz	59	7900 Glades Road, Suite 525, Boca Raton, Florida 33434
James P. McGlone	56	755 The Queensway East, Unit 20, Mississauga, Ontario, Canada L4Y 4C5
Stephen John Meehan	46	2680 Skymark Ave., Suite 700, Mississauga, Ontario, Canada L4W 5L6
Russell Tanz	51	170 The Donway West, Unit 407, Toronto, Ontario, Canada M3C 2G3

None of the Nominees holds a position or office with CGC, and none of the Nominees has ever served on the CGC Board.

To Timmins’ knowledge, none of the Nominees: (i) owns any class of securities of CGC of record that he or she does not own beneficially; (ii) owns beneficially, either directly or indirectly, any class of securities of CGC or of any subsidiary of CGC; (iii) has purchased or sold any securities of CGC within the past two years; or (iv) is or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of CGC, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth in the Consent Statement, no associate of any Nominee owns beneficially, either directly or indirectly, any securities of CGC.

None of the Nominees or any associates of the Nominees has any arrangement or understanding with any person with respect to any future employment by CGC or its “affiliates” (as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act), or with respect to any future transactions to which CGC or its affiliates will or may be a party.

Except inasmuch as the Nomination Agreement provides that a Nominee agrees to stand for election to the CGC Board if nominated by Timmins and to serve as a director if elected, and each Nominee has acknowledged that he or she will, if elected, act in the best interests of CGC and its stockholders and will exercise his or her independent judgment in accordance with his or her fiduciary duties in all matters that come before the CGC Board, other than as described herein, none of the Nominees has a substantial interest, either direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Consent Statement.

Other than as described in the Consent Statement, there are no blood, marriage or adoption relationships (other than relationships more remote than first cousin) between any of the Nominees, or between any of the Nominees and any director or executive officer of CGC or, to the knowledge of Timmins as of the date of this Consent Statement, any nominee to become a director or executive officer of CGC.

There are no material proceedings to which any of the Nominees or any of their associates is a party adverse to CGC or any of its subsidiaries, or proceedings in which such Nominees or any of their associates have a material interest adverse to CGC or any of its subsidiaries.

Other than as described herein, since July 31, 2009, there has not been and there is no currently proposed transaction or series of transactions, in which CGC was or is to be a participant and the amount involved exceeds $120,000, and in which any Nominee or any associate of any Nominee or any immediate family member of any Nominee or any such associate had or will have any direct or indirect material interest.

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None of the Nominees has been involved in any legal proceedings during the past ten years described in Item 401(f) of Regulation S-K that is required to be disclosed as material for purposes of an evaluation of the ability or integrity of the Nominee.

None of the Nominees has failed to file with the SEC on a timely basis any report on Form 3, Form 4 or Form 5 or any amendment thereto required to be filed by such Nominee under Section 16 of the Exchange Act with respect to CGC.

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ANNEX B

PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF WRITTEN CONSENTS

Set forth below are the names, principal business addresses and principal occupations or employment of the directors, officers, employees and other representatives of Timmins who may assist in Timmins’ solicitation of written consents in connection with the Consent Statement, and the name, principal business and address of any corporation or other organization in which their employment is carried on. Information with respect to the Nominees, each of whom is deemed a “participant” under SEC rules, is included in the section titled “THE NOMINEES” and Annex A of the Consent Statement. To the extent any of these individuals assists Timmins in its solicitation of written consents, these persons may be deemed “participants” under SEC rules.

Directors, Officers and Employees of Timmins

The name and principal occupations or employment of each director, officer and employee of Timmins who may be deemed a “participant” are set forth below. For each person, the principal business address is 609 Granville Street, Suite 520, Vancouver, British Columbia, Canada V7Y 1G5. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Timmins.

Name	Present Position with Timmins or Other Principal Occupation or Employment
Arturo Bonillas	President and Director
Bruce Bragagnolo	Chief Executive Officer, Secretary and Director

Interests of Participants and Other Potential Participants

To Timmins’ knowledge, with respect to the individuals listed above under “Directors, Officers and Employees of Timmins” in this Annex B, no such person: (i) owns any class of securities of CGC of record that it does not own beneficially; (ii) owns beneficially, either directly or indirectly, any class of securities of CGC or of any subsidiary of CGC; (iii) has purchased or sold any securities of CGC within the past two years; or (iv) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of CGC, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of written consents.

Except as otherwise set forth in the Consent Statement, no associate of any individual listed above under “Directors, Officers and Employees of Timmins” in this Annex B owns beneficially, either directly or indirectly, any securities of CGC.

No individual listed above under “Directors, Officers and Employees of Timmins” in this Annex B nor any associate of any such individual has any arrangement or understanding with any person with respect to any future employment by CGC or its affiliates, or with respect to any future transactions to which CGC or its affiliates will or may be a party.

No individual listed above under “Directors, Officers and Employees of Timmins” in this Annex B has a substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Consent Statement.

Except as otherwise set forth in the Consent Statement, since July 31, 2009, there has not been and there is no currently proposed transaction or series of transactions in which CGC was or is to be a participant and the amount involved exceeds $120,000, and in which any individual listed above under “Directors, Officers and Employees of Timmins” in this Annex B or any associate of any such individual or any immediate family member of any such individual or any such associate had or will have any direct or indirect material interest.

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ANNEX C

FORM OF NOMINATION AGREEMENT

[Nominee Name]

[Nominee Address]

Dear [Nominee]:

This letter agreement, dated                      (this “Agreement”), is with reference to your agreement to become a nominee of Timmins Gold Corp, a British Columbia corporation (“Timmins”), for election as an independent director (a “Nominee”) of Capital Gold Corporation, a Delaware corporation (“CGC”). Timmins desires to solicit written consents of stockholders of CGC in lieu of a special meeting (the “Consent Solicitation”), to remove all members of the Board of Directors of CGC (the “Board”) and any other person or persons (other than the persons elected pursuant to the Consent Solicitation) elected or appointed to the Board to fill any vacancy or newly-created directorship, and to replace such removed directors.

A. Responsibilities of Nominee.

(a) You agree (i) to be named as a Nominee in any and all solicitation materials prepared by Timmins in connection with the Consent Solicitation, (ii) to provide true and complete information concerning your background, experience, abilities and integrity as may be requested from time to time by Timmins (including, without limitation, all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to be disclosed in a consent solicitation statement, or other materials prepared by Timmins in connection with the Consent Solicitation (collectively, the “Consent Solicitation Statement”)), and not to omit information that may be material to an understanding of your background, experience, abilities and integrity, (iii) that your agreement to be a Nominee, and the information referred to in clause (ii) of this paragraph (a) may be disclosed by Timmins, in its Consent Solicitation materials or otherwise, and (iv) if elected, to serve as a director of CGC, and in that capacity to act in the best interests of CGC and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the Board. You represent that the information supplied to Timmins in your completed questionnaire, in any follow-up questions from Timmins and any related supplement provided by you (together, the “Questionnaire”) relating to your being a Nominee is true and complete and does not omit information that may be material to an understanding of your background, experience, abilities and integrity. In addition, you agree that, concurrently with your execution of this Agreement, you will execute a letter, in the form attached as Exhibit A, in which you consent to being a Nominee, consent to being named in the Consent Solicitation Statement as a Nominee and, if elected, consent to serving as a director of CGC. You agree that you will promptly provide Timmins with (x) any updates to the information you have previously supplied to Timmins in order to satisfy your obligation under paragraph (a)(ii) of this Section A and your representations in the Questionnaire, and (y) such additional information as may reasonably be requested by Timmins in connection with your nomination for election to the Board.

(b) The parties acknowledge and agree that you are not an employee or an agent or otherwise a representative of Timmins, and that you are independent of, and not controlled by or acting at the direction of, Timmins and that, if elected, you will be acting as a director of CGC, on behalf of CGC and all of the stockholders of CGC and will in no way be controlled by or acting at the direction of Timmins. You shall have no authority to act as an agent of Timmins and you shall not represent the contrary to any person.

B. Responsibilities of Timmins. Notwithstanding anything in this Agreement to the contrary, Timmins is not obligated to nominate you to the Board or to commence or complete the Consent Solicitation.

C. Compensation. In consideration of your agreement to become a Nominee and to be named in the Consent Solicitation Statement, promptly following the date hereof, Timmins shall pay to you a one-time payment in the amount of $30,000 dollars (C$30,000).

D. Expenses. Timmins agrees that for the period starting from the date of this Agreement and ending at the earlier of (x) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (y) the date you have been notified by Timmins that it will not commence the Consent Solicitation or has abandoned the Consent Solicitation or will not nominate you to the Board or that the requisite number of votes for your election to the Board has not been obtained, Timmins will (i) promptly reimburse you for all reasonable expenses incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel selected collectively by and acting on behalf of all Nominees proposed by Timmins as independent directors of CGC (the “Independent Counsel”).

E. Indemnification.

(a) As a material inducement to you to become a Nominee, Timmins hereby agrees to indemnify, defend and hold you harmless from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), arising out of or based upon your being a Nominee, except to the extent such Loss arises or results from your willful misconduct, gross negligence or any untrue statement or omission made by you or made by Timmins in reliance upon and in conformity with information furnished by you in writing expressly for use in any document made available to the public; it being understood that you are furnishing the Questionnaire expressly for use in the Consent Solicitation Statement and other filings to be made publicly available in connection with the Consent Solicitation.

(b) In the event of the commencement or threatened commencement of any action in respect of which you may seek indemnification from Timmins hereunder, you will give prompt written notice thereof to Timmins; provided that the failure to so provide prompt notice shall not relieve Timmins of its indemnification obligations hereunder except to the extent that Timmins is materially prejudiced as a result thereof. Timmins shall timely pay all fees and disbursements of the Independent Counsel in respect of such action; however, you shall have the right to retain separate counsel, provided, that you shall be responsible for the fees of such counsel and costs of such participation unless either (i) you and Timmins mutually agree to the retention of such counsel, or (ii) representation of you and other Nominees by the same counsel would be inappropriate due to actual or potential differing interests between you and them. Timmins shall in no event be liable for any settlement by you of any such action effected without the prior written consent of Timmins, which consent shall not be unreasonably withheld.

(c) Timmins shall not settle, without your prior written consent (which you may withhold in your sole discretion), any action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which Timmins agrees to be wholly responsible) or that would contain any language that could reasonably be viewed as an acknowledgement of wrongdoing on your part or otherwise as detrimental to your reputation.

(d) Your rights to indemnification under this Agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim as such expenses are incurred.

(e) Notwithstanding anything to the contrary, if Timmins has made payments to you pursuant to the indemnification and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to Timmins.

F. General. Notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to Timmins, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles that would cause the laws of another jurisdiction to govern; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; and (iv) may be executed in counterparts and delivered by facsimile signatures.

G. Most Favored Nation. In the event that in connection with the Consent Solicitation Timmins enters into any nomination agreement with any other individual with respect to such individual being a Nominee of Timmins for election as a director of CGC, and such nomination agreement contains any term that is more favorable to such individual than this Agreement is to you, this Agreement shall be deemed to be amended automatically to incorporate such more favorable term. Timmins agrees to notify you of any such amendment.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours,

Timmins Gold Corp.

By:
Name:
Title:

Accepted and agreed to as of

By:
Name:

ANNEX D

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CGC

The information set forth in this Annex B is based solely upon Timmins’ review of amendment no. 4 to the Gammon F-4, filed with the SEC on February 15, 2011.

The following table shows the number of shares of Common Stock that are beneficially owned by the directors and each of the executives named in the summary compensation table in Amendment no. 4 to the Gammon F-4, and by all directors and executive officers as a group as of February 1, 2011. As of February 1, 2011 there were 61,338,136 shares of Common Stock issued and outstanding. The number of shares shown for each individual does not exceed 1% of shares of Common Stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.5% of shares of Common Stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

Name	Number of Shares of Common Stock Beneficially Owned
Colin Sutherland	242,318	(1)
Christopher M. Chipman	337,500	(2)
Scott Hazlitt	462,500	(3)
Gary C. Huber	75,000	(4)
John W. Cutler	243,950	(5)
Stephen M. Cooper	226,500	(6)
All Officers and Directors as a Group (6 persons)	1,587,768

(1)	Includes 226,072 shares issuable on exercise of options.
(2)	Includes 212,500 shares issuable on exercise of options.
(3)	Includes 175,000 shares issuable on exercise of options.
(4)	Includes 75,000 shares issuable on exercise of options.
(5)	Includes 225,000 shares issuable on exercise of options.
(6)	Includes 225,000 shares issuable on exercise of options.

The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class(7)

Sprott Asset Management, Inc. Suite 2700, South Tower Royal Bank Plaza Toronto, ON M5J 2J1, Canada	7,458,916	(8)	12.2%

Van Eck Associates Corporation 335 Madison Ave., 19th Flr New York, NY 10017	4,193,000	(9)	6.8%

(7)	Based upon 61,338,136 shares issued and outstanding as of February 1, 2010.
(8)	Based on the information provided by Sprott Asset Management LP in connection with the support agreement with Timmins, dated as of January 4, 2011.
(9)	Represents shares held within mutual funds and other client accounts managed by Van Eck Associates Corporation, none of which owns more than 5% of CGC’s outstanding shares of Common Stock.

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ANNEX E

PLEASE CONSENT TODAY!

SEE REVERSE SIDE

FOR TWO EASY WAYS TO CONSENT!

TO CONSENT BY MAIL, PLEASE DETACH CONSENT CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

BLUE CONSENT CARD

CONSENT OF STOCKHOLDERS OF CAPITAL GOLD CORPORATION TO ACTION WITHOUT A MEETING

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF TIMMINS GOLD CORP.

This written consent is solicited on behalf of Timmins Gold Corp., a British Columbia corporation (“Timmins”), and not on behalf of the Board of Directors of Capital Gold Corporation, a Delaware corporation (“CGC”). Unless otherwise indicated below, the undersigned, a stockholder of record of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of CGC, as of March 7, 2011, the record date established for determining stockholders entitled to consent to the following actions (the “Proposals”), hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of Common Stock held by the undersigned, to the adoption of the below-described Proposals without a meeting of the stockholders of CGC.

This written consent revokes all prior written consents or any revocations of written consents given by the undersigned with respect to the matters covered hereby.

Your consent is important. Please CONSENT immediately.

Please sign, date and return your written consent form in the enclosed postage-paid envelope.

[continued and to be signed and dated on the reverse side]

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YOUR CONSENT IS IMPORTANT

PLEASE REVIEW THE CONSENT STATEMENT AND CONSENT TODAY IN ONE OF THREE WAYS:

1. Consent by Internet – Please access https://www.tabulationsplus.com/tmmconsent, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may consent by Internet 24 hours a day, 7 days a week. Your Internet consent authorizes your consent in the same manner as if you had signed, dated and returned a consent card.

OR

2. Consent by Mail – If you do not wish to consent over the Internet, please sign, date and return the consent card in the envelope provided, or mail to: Timmins Gold Corp., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO CONSENT BY MAIL, PLEASE DETACH CONSENT CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

BLUE CONSENT CARD

TIMMINS RECOMMENDS THAT YOU CONSENT TO PROPOSALS 1, 2 AND 3 BELOW.

Proposal 1 (By-law Restoration Proposal): RESOLVED, that any provision of the by-laws of Capital Gold Corporation as of the effectiveness of this resolution that were not included in the amended and restated by-laws, dated as of September 1, 2009, filed with the Securities and Exchange Commission on September 3, 2009 on Form 8-K, be and are hereby repealed:

CONSENT ☐	DOES NOT CONSENT ☐	ABSTAIN ☐

Proposal 2 (Removal Proposal): RESOLVED, that (i) each member of the board of directors of Capital Gold Corporation at the time this resolution becomes effective, and (ii) each person appointed to the Board to fill any vacancy or newly-created directorship prior to the effectiveness of Proposal 3 (Election Proposal), be and hereby is removed:

CONSENT ☐	DOES NOT CONSENT ☐	ABSTAIN ☐

Proposal 3 (Election Proposal): To elect each of the following five (5) individuals to serve as a director of Capital Gold Corporation (or, if any such nominee is unable or unwilling to serve as a director of Capital Gold Corporation, any other person designated as a nominee by the remaining nominee or nominees):

(01) Glen Ariel Huber
(02) Lawrence R. Litowitz
(03) James P. McGlone
(04) Stephen John Meehan
(05) Russell Tanz

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CONSENT ☐	DOES NOT CONSENT ☐	ABSTAIN ☐

To withhold authority to consent to the election of one or more of the Nominees, check the “CONSENT” box above and write the candidate(s) number(s) for whom you wish to withhold your consent in the following space:

Neither Proposal 1 nor Proposal 2 is subject to, or is conditioned upon, the effectiveness of the other Proposals. Proposal 3 is conditioned in part upon the effectiveness of Proposal 2. If none of the then existing members of (or appointees to) the CGC Board are removed in Proposal 2, and there are no vacancies to fill, none of the Nominees can be elected pursuant to Proposal 3.

IN THE ABSENCE OF “DOES NOT CONSENT” OR “ABSTAIN” BEING INDICATED ABOVE FOR

ANY PROPOSAL LISTED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO ANY SUCH PROPOSAL.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:

Signature of Stockholder

Signature (if held jointly)

Title (if applicable)

IMPORTANT NOTE TO STOCKHOLDERS:

Please sign exactly as name appears hereon. If the shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, guardian, or other representative, please give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

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